Exhibit 15.1

Date: April 26, 2024

To: Jupai Holdings Limited

Building 4, No. 1588 Xinyang Road

Lingang New Area, China (Shanghai) Pilot Free Trade Zone, Shanghai 201413

People’s Republic of China

Attention: The Board of Directors

Re: Annual Report on Form 20-F of Jupai Holdings Limited

Dear Sirs or Madam,

We, King & Wood Mallesons, consent to the reference to our firm under the captions of “Item 3.D—Risk Factors—Risks Related to Our Business and Industry” “Item 3.D—Risk Factors—Risks Related to Our ADSs” “Item 4.B—Business Overview—Regulations—Regulations on Foreign Investment” “Item 4.B—Business Overview—Regulations—Regulations on Privacy Protection and Cybersecurity—Regulations on Cybersecurity” “Item 4.C—Organizational Structure” in the annual report of Jupai Holdings Limited (the “Company”) on Form 20-F for the year ended December 31, 2023, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We further consent to the incorporation by reference of the summaries of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-206553) that was filed on August 25, 2015, the registration statement on Form S-8 (File No. 333-209924) that was filed on March 4, 2016, and the registration statement on Form S-8 (File No.333-255861) that was filed on May 7, 2021. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2023.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons